EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media)
(856) 342-6007
Leonard F. Griehs (Analysts)
(856) 342-6428
CAMPBELL REPORTS SECOND QUARTER EARNINGS PER SHARE OF $.61
NET SALES INCREASE 3 PERCENT; U.S. SOUP SALES
RISE 7 PERCENT
     CAMDEN, NJ, February 17, 2006—Campbell Soup Company (NYSE: CPB) today reported net earnings increased to $254 million in the second quarter ended January 29, 2006 from $235 million in the prior year. Diluted earnings per share for the quarter were $.61, compared with $.57 in the year-ago period. Beginning in fiscal year 2006, the company adopted a new accounting standard (SFAS 123R) that requires all stock-based compensation to be expensed. Had all stock-based compensation been expensed in the year-ago quarter, net earnings would have been $227 million and diluted earnings per share would have been $.55. After factoring in this item, earnings per share for the second quarter increased 11 percent.
     For the second quarter, net sales rose 3 percent to $2,281 million, reflecting the following factors:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 4 percent
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▪	Currency subtracted 2 percent
     The tax rate for the second quarter of fiscal year 2006 was 29.4 percent versus 31.7 percent in the prior-year quarter. The lower rate for the quarter was the result of the resolution of the 1996-1999 federal income tax audit.
     Net sales were $4,391 million for the first half of fiscal year 2006, an increase of 2 percent compared with the year-ago period, reflecting the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 3 percent
     For the first half of fiscal year 2006, the company reported net earnings of $556 million versus $465 million a year earlier and earnings per share of $1.34 versus $1.13 in the year-ago period.
     The comparability of net earnings and earnings per share for the first six months was impacted by the following items:
▪	During the first quarter, the company recorded a non-cash tax benefit resulting from the favorable resolution of a U.S. tax contingency related to transactions involving government securities in a prior period. The aggregate non-cash impact of the settlement on net earnings was $60 million, or $.14 per share.

▪	During the first quarter, the company finalized its plan to repatriate earnings from non-U.S. subsidiaries under the provisions of the American Jobs Creation Act, and as a result, recorded incremental tax expense of $8 million, or $.02 per share.

▪	During the first quarter, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method.
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The impact of the change for the first six months of fiscal year 2006 was reflected as a $13 million pre-tax gain. The impact on net earnings was $8 million, or $.02 per share.

▪	For the first six months of the prior year, earnings would have been $14 million or $.03 per share lower, had all stock-based compensation been expensed.
     After factoring in these items for the first six months, adjusted net earnings would be $496 million compared to $451 million in the prior year, and adjusted earnings per share would be $1.20 compared to $1.09 in the prior year, an increase of 10 percent.
     Cash flow from operations for the first half of fiscal year 2006 was $649 million versus $500 million in the year-ago period, an increase of 30 percent. In addition, the company repurchased 4.2 million shares at a cost of $127 million in the first half of fiscal year 2006 to offset the impact of dilution from shares issued under stock compensation plans and as part of the strategic repurchase plan announced in November 2005.
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “Our solid performance this quarter was consistent with our expectations. Our top-line growth was driven by strong increases across our U.S. soup business. Both our condensed portfolio and broth delivered good growth, while our ready-to-serve soups showed significant improvement following a weak first quarter.
     “For the first six months, we are pleased with our earnings performance. We continued to improve our profit margins through pricing and productivity, which more than offset cost inflation, and enabled us to drive strong earnings growth in a challenging environment.”
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     Conant continued, “From a strategic perspective, we continue to focus on long-term growth initiatives, including premium soups. One example is ‘Campbell’s Select Gold Label’ soup in aseptic packaging, which we introduced in the U.S. this year and is off to a promising start. From an international perspective, we are not satisfied with our business performance – especially in Europe, most notably the U.K., where we face an increasingly challenging competitive environment.”
     Excluding the items previously noted that impact comparability, the company confirmed its fiscal 2006 guidance for earnings per share to increase between 5 and 7 percent from the adjusted fiscal year 2005 base of $1.64, which reflects the impact of expensing all stock-based compensation.
Summary of Fiscal 2006 Second Quarter Results By Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $1,018 million, a 6 percent increase compared with a year ago. Operating earnings increased to $242 million from $216 million in the year-ago quarter. Prior year earnings would have been $1 million lower had all stock-based compensation been expensed. Earnings increased due to higher prices and improved productivity, partially offset by cost inflation.
     A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 6 percent

▪	Decreased promotional spending added 1 percent
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     U.S. soup sales for the quarter increased 7 percent, with condensed soup sales up 6 percent, ready-to-serve soup sales up 9 percent, and broth sales up 6 percent. For the first six months of fiscal year 2006, U.S. soup sales were up 1 percent, with condensed sales up 4 percent, ready-to-serve sales down 5 percent, and broth sales up 8 percent.
     Further details of sales results for the quarter include the following:
      ▪ “Campbell’s” condensed eating soups achieved solid sales growth in the quarter due to pricing, effective advertising, and continued growth of kid’s varieties. “Campbell’s” condensed cooking soup sales grew from pricing, strong sales performance throughout the important holiday season, and increased advertising. The condensed soup business continued to benefit from an increase in gravity-feed shelving systems, which are now installed in 14,700 stores compared to 11,000 at this time last year.
      ▪ Sales of ready-to-serve soups increased strongly in the second quarter, primarily due to pricing. “Campbell’s Select” soup sales increased, driven by the introduction of restaurant-style “Campbell’s Select Gold Label” soups. “Campbell’s Chunky” soups also showed sales growth, benefiting from advertising and promotion linked to the NFL. Sales of ready-to-serve soups were adversely impacted by the discontinuation of “Campbell’s Kitchen Classics” soups.
      ▪ The convenience soup platform achieved double digit growth with “Campbell’s Chunky” and “Campbell’s Select” soups in microwaveable bowls and “Campbell’s Soup at Hand” sippable soups all performing well. The introduction of “Campbell’s” Chicken Noodle, Tomato, and Vegetable soups in microwaveable bowls also added to sales growth.
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      ▪ “Swanson” broth sales grew, driven by consumer preference for aseptically-packaged broth and strong holiday merchandising activity.
     Highlights of this segment’s other businesses include:
      ▪ “V8” vegetable juice recorded a double-digit sales increase as the brand benefited from increased distribution in non-grocery channels and the growth of single-serve varieties. A new beverage, “V8 V-Fusion,” a 100 percent juice beverage that provides a full serving of vegetables plus a full serving of fruit, was launched during the quarter and received strong trade acceptance.
      ▪ “Prego” pasta sauce sales increased due to pricing and improved marketing effectiveness.
      ▪ “Pace” Mexican sauce sales also increased.
      ▪ “Campbell’s Chunky” chili sales declined due to difficult comparisons against the introductory marketing activity a year ago, although “Campbell’s Chunky” chili in microwaveable bowls performed well.
     For the first half of fiscal 2006, sales increased 2 percent to $1,988 million. Operating earnings increased to $530 million from $491 million in the year-ago period. Earnings in the prior-year period would have been $2 million lower had all stock-based compensation been expensed. Earnings for the first half of this year included an $8 million benefit from a change in the method of accounting for inventory. Earnings increased due to higher prices and productivity gains, partially offset by inflation and lower volume.
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Baking and Snacking
     Sales for Baking and Snacking were $429 million, a 1 percent decrease compared with a year ago. Operating earnings declined to $40 million from $47 million in the year-ago quarter. Prior-year earnings would have been $2 million lower had all stock-based compensation been expensed. Earnings were impacted by declines in the biscuit business in Indonesia due to a more challenging economic environment, as well as declines in the Snackfoods business in Australia due to a significant increase in competitive activity.
     A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 1 percent
     Further details of sales results include the following:
      ▪ Pepperidge Farm bakery sales grew in the quarter driven by whole grain breads, muffins, and bagels, as well as strong demand for stuffing during the holidays.
      ▪ Sales of Pepperidge Farm cookies and crackers increased in the quarter. Sales gains by “Pepperidge Farm Goldfish” snack crackers were partially offset by declines in “Milano” and Mini cookies. “Pepperidge Farm Whims,” a line of poppable snacks introduced at the beginning of the fiscal year, has not performed up to expectations.
      ▪ Pepperidge Farm frozen bakery sales increased slightly, driven by pastries, garlic toast, and the introduction of new artisan breads.
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      ▪ Arnott’s sales declined, primarily due to currency and weak private label sales, which more than offset sales gains in the branded biscuit business.
     For the first half of fiscal 2006, sales increased 1 percent to $887 million.
Operating earnings declined to $90 million from $93 million in the year-ago period. Earnings in the year-ago period would have been $4 million lower had all stock-based compensation been expensed. Earnings for the first half of this year included a $5 million benefit from a change in the method of accounting for inventory. Earnings were impacted primarily due to declines in the biscuit business in Indonesia.
International Soup and Sauces
     Sales for International Soup and Sauces were $483 million, a 4 percent decline compared with the second quarter of fiscal 2005. Operating earnings increased to $81 million from $70 million in the year-ago quarter. Prior year earnings would have been $1 million lower had all stock-based compensation been expensed. Earnings increased primarily due to the strong market performance in Canada and lower marketing spending in Europe, partially offset by currency.
     A breakdown of the change in sales follows:
▪	Volume and mix added 1 percent

▪	Currency subtracted 5 percent
     Further details of sales results include the following:
      ▪ Sales in Europe decreased, primarily due to currency. Higher volumes of aseptically packaged soup and instant dry soups in France and aseptically packaged soup in Belgium were offset by weakness in the U.K. business.
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      ▪ In Canada, sales grew double digits, driven by strong performances in ready-to-serve soup, including “Campbell’s Soup at Hand,” which was introduced this fiscal year, and by the favorable impact of currency.
     For the first half of fiscal 2006, sales decreased 2 percent to $903 million. Operating earnings increased to $136 million from $125 million in the year-ago period. Earnings in the year-ago period would have been $2 million lower had all stock-based compensation been expensed. Earnings increased primarily due to the strong market performance in Canada and lower marketing spending in Europe, partially offset by the unfavorable impact of currency.
Other
     The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
     Sales increased 6 percent to $351 million compared with the same period a year ago. Operating earnings declined to $69 million from $72 million in the year-ago quarter. Prior-year earnings would have been $2 million lower had all stock-based compensation been expensed. The earnings decline was primarily due to higher expenses and the unfavorable impact of currency at Godiva, which offset gains in the Away From Home business.
     A breakdown of the change in sales follows:
▪	Volume and mix added 5 percent

▪	Price and sales allowances added 2 percent

▪	Currency subtracted 1 percent
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     Further details include the following:
      ▪ Godiva Chocolatier sales rose as a result of strong retail and direct sales channel performance in North America.
      ▪ Away From Home sales grew significantly due to the continued growth of refrigerated soups sold in grocery deli departments and strong frozen soup sales to business and industry.
     For the first half of fiscal 2006, sales increased 9 percent to $613 million. Operating earnings increased to $95 million from $94 million in the year-ago period. Earnings in the year-ago period would have been $3 million lower had all stock-based compensation been expensed. Earnings increased primarily due to sales growth in the Away From Home business, partially offset by increased expenses and the unfavorable impact of currency at Godiva.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2006 and 2005 financial information to the reported information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on February 17 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-888-455-9639 and non-U.S. participants at 1-210-234-0002. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference
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leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight February 24, 2006 at 1-800-294-3091 or 1-402-220-9769.
Forward-Looking Statements
     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, new product introductions and innovation, cost-saving initiatives and quality improvement on sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
Reporting Segments
     Beginning in fiscal year 2005, Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages, which includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth
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and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking, which includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup and Sauces, which includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
     Other, which includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
     Campbell Soup Company is a global manufacturer and marketer of high quality simple meals, including soup, baked snacks, vegetable-based beverages, and premium chocolate products.
     Founded in 1869, the company has a portfolio of more than 20 market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 29,	January 30,
	2006	2005
Net sales	$2,281	$2,223

Costs and expenses
Cost of products sold	1,334	1,321
Marketing and selling expenses	364	362
Administrative expenses	156	129
Research and development expenses	24	24
Other income	—	(2)

Total costs and expenses	1,878	1,834

Earnings before interest and taxes	403	389
Interest, net	43	45

Earnings before taxes	360	344

Taxes on earnings	106	109

Net earnings	$254	$235

Per share — basic
Net earnings	$.62	$.57

Dividends	$.18	$.17

Weighted average shares outstanding — basic	408	409

Per share — assuming dilution
Net earnings	$.61	$.57

Weighted average shares outstanding — assuming dilution	414	414

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $12 would have been recognized. Net earnings would have been $227 and diluted earnings per share would have been $.55. The 2005 pre-tax incremental compensation expense would have been recognized as follows on the Consolidated Statements of Earnings: Cost of products sold — $1; Marketing and selling — $3; Administrative — $7; and Research and development — $1.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 29,	January 30,
	2006	2005
Net sales	$4,391	$4,314

Costs and expenses
Cost of products sold	2,562	2,566
Marketing and selling expenses	684	676
Administrative expenses	294	258
Research and development expenses	48	44
Other income	(1)	—

Total costs and expenses	3,587	3,544

Earnings before interest and taxes	804	770
Interest, net	69	89

Earnings before taxes	735	681

Taxes on earnings	179	216

Net earnings	$556	$465

Per share — basic
Net earnings	$1.36	$1.14

Dividends	$.36	$.34

Weighted average shares outstanding — basic	409	409

Per share — assuming dilution
Net earnings	$1.34	$1.13

Weighted average shares outstanding — assuming dilution	414	413

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $22 would have been recognized. Net earnings would have been $451 and diluted earnings per share would have been $1.09. The 2005 pre-tax incremental compensation expense would have been recognized as follows on the Consolidated Statements of Earnings: Cost of products sold — $2; Marketing and selling — $6; Administrative — $12; and Research and development — $2.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share).
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on net earnings was $60, or $.14 per share.
In the first quarter of fiscal 2006, an incremental tax expense of $8 (or $.02 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 29,	January 30,	Percent
	2006	2005	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$1,018	$956	6%
Baking and Snacking	429	433	-1%
International Soup and Sauces	483	502	-4%
Other	351	332	6%

Total sales	$2,281	$2,223	3%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$242	$216	12%
Baking and Snacking	40	47	-15%
International Soup and Sauces	81	70	16%
Other	69	72	-4%

Total operating earnings	432	405	7%
Unallocated corporate expenses	(29)	(16)

Earnings before interest and taxes	403	389	4%
Interest, net	(43)	(45)
Taxes on earnings	(106)	(109)

Net earnings	$254	$235	8%

Net earnings per share — assuming dilution	$.61	$.57	7%

The company adopted SFAS 123R in in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $12 would have been recognized. Net earnings would have been $227 and diluted earnings per share would have been $.55. The 2005 pre-tax incremental compensation expense would have been recognized as follows: U.S. Soup, Sauces and Beverages — $1; Baking and Snacking — $2; International Soup and Sauces — $1; Other — $2; and Unallocated Corporate — $6.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 29,	January 30,	Percent
	2006	2005	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$1,988	$1,950	2%
Baking and Snacking	887	882	1%
International Soup and Sauces	903	918	-2%
Other	613	564	9%

Total sales	$4,391	$4,314	2%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$530	$491	8%
Baking and Snacking	90	93	-3%
International Soup and Sauces	136	125	9%
Other	95	94	1%

Total operating earnings	851	803	6%
Unallocated corporate expenses	(47)	(33)

Earnings before interest and taxes	804	770	4%
Interest, net	(69)	(89)
Taxes on earnings	(179)	(216)

Net earnings	$556	$465	20%

Net earnings per share — assuming dilution	$1.34	$1.13	19%

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $22 would have been recognized. Net earnings would have been $451 and diluted earnings per share would have been $1.09. The 2005 pre-tax incremental compensation expense would have been recognized as follows: U.S. Soup, Sauces and Beverages — $2; Baking and Snacking — $4; International Soup and Sauces — $2; Other — $3; and Unallocated Corporate — $11.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share). The pre-tax benefit is reflected as follows: U.S. Soup, Sauces and Beverages — $8 and Baking and Snacking — $5.
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on net earnings was $60, or $.14 per share.
In the first quarter of fiscal 2006, an incremental tax expense of $8 (or $.02 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	January 29,	January 30,
	2006	2005
Current assets	$1,914	$1,664

Plant assets, net	1,940	1,917

Intangible assets, net	3,011	3,156

Other assets	281	327

Total assets	$7,146	$7,064

Current liabilities	$2,303	$2,209

Long-term debt	2,219	2,552

Nonpension postretirement benefits	277	292

Other liabilities	726	672

Shareowners’ equity	1,621	1,339

Total liabilities and shareowners’ equity	$7,146	$7,064

Total debt	$2,906	$3,128

Cash and cash equivalents	$267	$51

Reconciliation of GAAP and Non-GAAP Financial Measures
Campbell Soup Company uses certain “non-GAAP” financial measures as defined by the Securities and Exchange Commission in certain communications. These “non-GAAP” financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
The impact of changes in accounting methods and certain tax matters on financial information are as follows:
(1)	In the first quarter of fiscal 2006, the company changed the method of determining the cost of certain U.S. inventories from the LIFO method to the average cost method. As a result, the company recorded a $13 million pre-tax, $8 million after tax, benefit from the change in accounting method. Prior periods were not restated since the impact on previously issued financial statements was not considered material.

(2)	In the first quarter of fiscal 2006, the company adopted SFAS 123R which requires that all stock-based compensation be expensed based on the fair value of the awards. In fiscal 2005, the company did not recognize compensation expense for stock options under previous accounting guidelines. This adjustment reflects the pro forma impact had all stock-based awards been expensed.

(3)	In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 million and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on net earnings was $60 million, or $.14 per share.

(4)	In the first quarter of fiscal 2006, the company recorded incremental tax expense of $8 million associated with the repatriation of earnings under the American Jobs Creation Act.
The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding the impact of changes in accounting methods and certain tax matters:

	Second Quarter		%
	Jan. 29, 2006	Jan. 30, 2005	Change
Earnings before interest and taxes, as reported	$403	$389
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(12)

Adjusted Earnings before interest and taxes	$403	$377	7%

Interest, net, as reported	$43	$45

Adjusted Earnings before taxes	$360	$332	8%

Taxes on earnings, as reported	$106	$109
Deduct: Tax impact had all stock-based awards been expensed under SFAS 123R (2)	—	(4)

Adjusted Taxes on earnings	$106	$105

Adjusted effective income tax rate	29.4%	31.6%

Net earnings, as reported	$254	$235
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(8)

Adjusted Net earnings	$254	$227	12%

Earnings per share, as reported	$0.61	$0.57
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(0.02)

Adjusted Earnings per share	$0.61	$0.55	11%

	Year-to-Date		%
	Jan. 29, 2006	Jan. 30, 2005	Change
Earnings before interest and taxes, as reported	$804	$770
Deduct: Impact of change in inventory accounting method (1)	(13)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(22)

Adjusted Earnings before interest and taxes	$791	$748	6%

Interest, net, as reported	$69	$89
Add: Reduction in interest expense related to the favorable resolution of tax contingency (3)	21	—

Adjusted Interest, net	$90	$89

Adjusted Earnings before taxes	$701	$659	6%

Taxes on earnings, as reported	$179	$216
Deduct: Tax impact of change in inventory accounting method (1)	(5)	—
Deduct: Tax impact had all stock-based awards been expensed under SFAS 123R (2)	—	(8)
Add: Adjustment to tax expense related to the favorable resolution of tax contingency (3)	39	—
Deduct: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	(8)	—

Adjusted Taxes on earnings	$205	$208

Adjusted effective income tax rate	29.2%	31.6%

Net earnings, as reported	$556	$465
Deduct: Impact of change in inventory accounting method (1)	(8)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(14)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(60)	—
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	8	—

Adjusted Net earnings	$496	$451	10%

Earnings per share, as reported	$1.34	$1.13
Deduct: Impact of change in inventory accounting method (1)	(0.02)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(0.03)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(0.14)	—
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	0.02	—

Adjusted Earnings per share*	$1.20	$1.09	10%

*	The sum of the individual per share amounts does not equal net earnings per share due to rounding.
The company believes that financial information excluding certain changes in accounting methods and certain other transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.